                                Exhibit 99.1
NEWS RELEASE

WELBILT REPORTS FOURTH QUARTER OPERATING RESULTS

Transformation Program Remains on Track to Deliver Targeted Savings

New Port Richey, FL. - February 25, 2020 - Welbilt, Inc. (NYSE:WBT), today announced financial results for its 2019 fourth quarter.

2019 Fourth Quarter Highlights (1)

•	Net sales were $381.8 million, a decrease of 6.0 percent from prior year; Organic Net Sales decreased 5.5 percent

•
Earnings from operations were $37.4 million, a decrease of 27.9 percent from prior year; as a percent of net sales, earnings from operations were 9.8 percent, a decrease of 300 basis points from prior year

•	Adjusted Operating EBITDA was $71.2 million, a decrease of 2.1 percent from prior year; Adjusted Operating EBITDA margin was 18.6 percent, an increase of 70 basis points from prior year

•	Net earnings were $18.4 million, a decrease of 31.9 percent from prior year; Adjusted Net Earnings were $27.1 million, an increase of 6.7 percent from prior year

•	Diluted net earnings per share were $0.13, a decrease of 31.6 percent from prior year; Adjusted Diluted Net Earnings Per Share were $0.19, an increase of 5.6 percent from prior year

•
Net cash provided by operating activities was $50.8 million, compared to net cash used in operating activities of $68.5 million in last year's fourth quarter; Free Cash Flow was $34.3 million, compared to $80.3 million in last year's fourth quarter.

2019 Full-Year Highlights (1)

•	Net sales were $1,593.9 million, an increase of 0.2 percent from prior year; Organic Net Sales increased 0.1 percent

•
Earnings from operations were $173.9 million, a decrease of 19.8 percent from prior year; as a percent of net sales, earnings from operations were 10.9 percent, a decrease of 270 basis points from prior year

•	Adjusted Operating EBITDA was $286.2 million, a decrease of 1.4 percent from prior year; Adjusted Operating EBITDA margin was 18.0 percent, a decrease of 30 basis points from prior year

•	Net earnings were $55.9 million, a decrease of 28.5 percent from prior year; Adjusted Net Earnings were $96.3 million, a decrease of 12.9 percent from prior year

•	Diluted net earnings per share were $0.39, a decrease of 29.1 percent from prior year; Adjusted Diluted Net Earnings Per Share were $0.68, a decrease of 12.8 percent from prior year

•	Net cash used in operating activities was $269.7 million, compared to $448.5 million in the prior year; Free Cash Flow was $74.0 million, compared to $106.5 million in the prior year.

(1) Definitions and reconciliations of the non-GAAP measures used herein are included in the schedules accompanying this release.

The net sales decline of 6.0 percent in the fourth quarter was primarily driven by decreases in the Americas and EMEA segments, partially offset by growth in the APAC segment. Organic Net Sales in the Americas segment decreased 5.4% due to lower sales to large chains, a slight decrease in general market sales and lower KitchenCare aftermarket sales. Organic Net Sales decreased 14.9 percent in the EMEA segment due to lower sales to large chains following last year's rollout activity; general market sales also decreased in the quarter while KitchenCare® aftermarket sales increased. Organic Net Sales in the APAC segment increased 7.7 percent from stronger general market sales, which were partially offset by lower sales to large chains.

Adjusted Operating EBITDA margin increased 70 basis points year-over-year in the fourth quarter as we benefited from net pricing and lower selling, general and administrative expenses (net of adjustments for Business Transformation Program ("Transformation Program") expenses and other items). These favorable drivers were partially offset by negative volume/mix and manufacturing variances driven by fixed cost absorption impacts from lower volume and a small impact from some specific warranty issues. The impact from manufacturing variances decreased sequentially as we took steps to adjust our cost base to better match our production volumes. In total, we reduced headcount by approximately 300, or 5.5 percent, in the quarter.

The Transformation Program remains on track to deliver run-rate savings of $30 million by the fourth quarter of 2020 and in excess of $75 million by the second half of 2021. Our Wave 1 and Wave 2 plants, while in the midst of disruptive implementations that have short-term cost impacts, are on schedule and we are confident in their glide paths to their savings targets. We are also on schedule with the planned procurement activities as we have launched all of our planned requests for quotations related to our materials spend and are beginning to implement new agreements with both current and new suppliers. We have moved to Wave 3 now as our fourth and fifth manufacturing plants have started their transformation activities.

Income tax expense was $3.2 million in the fourth quarter, reflecting a 14.8% effective tax rate, compared to an income tax benefit of $7.5 million, or a 38.5% effective tax rate benefit, in last year's fourth quarter. The 2019 fourth quarter income tax expense included discrete tax

Welbilt Reports 2019 Fourth Quarter Operating Results

benefits primarily from a favorable valuation allowance release in EMEA and a favorable international tax audit settlement. For the year, the effective tax rate was 26.2 percent compared to 12.1 percent in 2018, with last year's rate impacted by adjustments related to finalizing our accounting for the Tax Cuts and Jobs Act of 2017.

Liquidity and Debt
Net cash provided by operating activities in the fourth quarter was $50.8 million compared to a usage of $68.5 million in last year's fourth quarter. Net cash used in investing activities in the fourth quarter was $16.3 million compared to $149.1 million of net cash provided by investing activities in last year's fourth quarter. This year's net cash used in investing activities includes capital spending of $16.5 million in the fourth quarter. Last year's fourth quarter net cash provided by investing activities includes proceeds from the collection of beneficial interest in sold receivables, netted against capital spending of $7.4 million. Free Cash Flow was $34.3 million in the quarter versus $80.3 million in last year's fourth quarter, with the decrease primarily driven by reductions in accounts payable due to timing and the increase in capital spending.

During the quarter, total debt and finance leases (including the current portion) decreased by $23.8 million. Our ending cash and cash equivalents was $130.7 million, an increase of $12.9 million in the quarter. The majority of our cash and cash equivalents were held by our international subsidiaries as of December 31, 2019.

2020 Guidance

•	Net sales growth: between -2.0 and 1.0 percent (organic -2.0 to +1.0 percent, foreign currency translation 0.0 percent)

•	Adjusted Operating EBITDA margin (a non-GAAP measure): between 18.3 and 19.3 percent

•
Adjusted Diluted Net Earnings Per Share (a non-GAAP measure): between $0.68 and $0.75 per share; based on 141.9 million fully diluted shares outstanding; the effective tax rate for 2020 is forecasted to be between 38 and 40 percent (between 25 and 27 percent excluding an expected 13 percent impact from a non-cash valuation allowance related to limitations on the deductibility of interest expense); interest expense is expected to be between $78.0 and $80.0 million

Management Commentary
"We expected difficult comparisons in both EMEA and APAC due to significant rollouts in these regions during last year's fourth quarter and this was exacerbated by market softness in the Americas that continued what we experienced with large chains in the third quarter and spread to the general market this quarter," said Bill Johnson, Welbilt’s President and CEO. "In the face of the softening market conditions, we took steps in the fourth quarter to adjust our cost structure to limit the impact on our profitability. Looking at sales, we continued to see delays in some projects by large chain customers globally while the general market was weaker than expected in both the Americas and EMEA. APAC grew again this quarter with strong general market sales. Operationally, our Adjusted Operating EBITDA margin increased 70 basis points year-over-year from a combination of higher net pricing and lower selling, general and administrative expenses that helped overcome the impact from lower production volumes on fixed cost absorption. Overall, our manufacturing cost inefficiencies decreased sequentially from the third quarter as we worked aggressively to reduce our cost structure to better align with the current lower volume environment."

"We are pleased with the progress we made in our Transformation Program again this quarter. All Wave 1 and Wave 2 plants, plus KitchenCare, have identified more savings opportunities than were identified in their original plans. We have also launched Wave 3 with two more plants beginning their transformation this quarter. While the current lower-volume environment presents temporary headwinds to margin expansion, we remain confident that we will deliver in excess of $75 million of run-rate savings by the end of 2021 and that we will be able to sustain and build on these improvements longer term."

"We are providing our initial 2020 guidance today. Our Organic Sales guidance anticipates a slow first half of the year, including a mid- to high-single digit decline in our first quarter, with growth in the second half of the year bringing us into our guidance range of -2.0 to +1.0 percent growth. Our 2020 Adjusted Operating EBITDA margin target is projected to increase between 30 and 130 basis points over 2019, but this includes a similar ramp to sales, with the first quarter expected to be in-line to down slightly versus prior year due to the sales decline and low absorption of 2019's fourth quarter production costs that are expected to negatively impact the first quarter of 2020. We expect margins in the second half of the year to show solid year-over-year improvement as we begin realizing Transformation Program savings in the third quarter and deliver $30 million of run-rate savings by the fourth quarter."

"We are positive on the long-term growth prospects for the commercial foodservice industry despite the recent soft patch it is in. We are committed to successfully executing our Transformation Program and are confident that our portfolio of leading brands and our innovation pipeline will leave us well-positioned for profitable growth when industry conditions improve," concluded Johnson.

Conference Call and Webcast
Welbilt will host a live conference call to discuss its 2019 fourth quarter earnings on Tuesday, February 25, 2020 at 10:00 am ET. A live webcast, supplemental presentation slides and replay of the call can be accessed on the Investor Relations page at www.welbilt.com. The webcast replay will be available for 30 days from Tuesday, February 25, 2020 at 1:00 pm ET. The information on our website is not a part of this release.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio

Welbilt Reports 2019 Fourth Quarter Operating Results

of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by two service brands: FitKitchen®, our fully-integrated kitchen systems brand, and KitchenCare®, our aftermarket parts and service brand. Headquartered in the Tampa Bay region of Florida and operating 20 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors, dealers, buying groups and manufacturers' representatives in over 100 countries. We have approximately 5,100 employees and generated sales of $1.6 billion in 2019. For more information, visit www.welbilt.com.

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, our expectations regarding future results, our full-year financial outlook, descriptions of the Transformation Program, including anticipated costs, completion dates and targeted annualized savings; expected impact of restructuring and other operating and strategic plans and any assumptions on which those expectations, outlook, descriptions, targets or plans are based. Certain of these forward-looking statements can be identified by using words such as "anticipates," "believes," "intends," "estimates," "targets," "expects," "endeavors," "forecasts," "could," "will," "may," "future," "likely," "on track to deliver," "plans," "projects," "assumes," "should" or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, risks related to our ability to timely and efficiently execute on manufacturing strategies; our ability to realize anticipated or targeted earnings enhancements, cost savings, strategic options and other synergies (through the Transformation Program or otherwise) and the anticipated timing to realize those enhancements, savings, synergies, and options; acquisitions, including our ability to realize the benefits of acquisitions in a manner consistent with our expectations and general integration risks; our substantial levels of indebtedness; actions by competitors including competitive pricing; consumer and customer demand for products; the successful development and market acceptance of innovative new products; world economic factors and ongoing economic and political uncertainty; our ability to source raw materials and commodities on favorable terms and successfully respond to and manage related price volatility; our ability to generate cash and manage working capital consistent with our stated goals; costs of litigation and our ability to defend against lawsuits and other claims and to protect our intellectual property rights; unanticipated environmental liabilities; the ability to obtain and maintain adequate insurance coverage; data security and technology systems; our labor relations and the ability to recruit and retain highly qualified personnel; product quality and reliability, including product liability claims; changes in the interest rate environment and currency fluctuations; compliance with, or uncertainty created by, existing, evolving or new laws and regulations, including recent changes in tax laws, tariffs and trade regulations and enforcement of such laws around the world, and any customs duties and related fees we may be assessed retroactively for failure to comply with U.S. customs regulations; our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions; the possibility that additional information may arise, that would require us to make further adjustments or revisions to our historical financial statements or delay the filing of our current financial statements; our ability to successfully remediate the material weaknesses identified in our internal controls over financial reporting included in our Annual Report on Form 10-K for the year ended December 31, 2018; actions of activist shareholders; and those additional risks, uncertainties and factors described in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018, our Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019 and in our other filings with the Securities and Exchange Commission ("SEC"). We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com

Welbilt Reports 2019 Fourth Quarter Operating Results

WELBILT, INC.
Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net sales	$381.8	$406.1	$1,593.9	$1,590.1
Cost of sales	248.6	265.5	1,027.0	1,020.9
Gross profit	133.2	140.6	566.9	569.2
Selling, general and administrative expenses	81.4	78.7	344.2	309.8
Amortization expense	9.9	9.8	38.7	37.0
Restructuring expense	4.0	0.3	9.4	6.0
Loss (gain) from disposal of assets — net	0.5	(0.1)	0.7	(0.4)
Earnings from operations	37.4	51.9	173.9	216.8
Interest expense	21.7	22.3	92.6	89.0
Loss on modification or extinguishment of debt	—	9.0	—	9.0
Other (income) expense - net	(5.9)	1.1	5.6	29.8
Earnings before income taxes	21.6	19.5	75.7	89.0
Income taxes	3.2	(7.5)	19.8	10.8
Net earnings	$18.4	$27.0	$55.9	$78.2
Per share data:
Earnings per share — Basic	$0.13	$0.19	$0.40	$0.56
Earnings per share — Diluted	$0.13	$0.19	$0.39	$0.55
Weighted average shares outstanding — Basic	141,130,146	140,224,025	140,953,496	140,023,635
Weighted average shares outstanding — Diluted	141,676,030	141,210,406	141,567,785	141,388,785

Welbilt Reports 2019 Fourth Quarter Operating Results

WELBILT, INC.
Consolidated Balance Sheets
(In millions, except share and per share data)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$130.7	$70.4
Restricted cash	—	2.8
Short-term investment	—	32.0
Accounts receivable, less allowance of $4.0 and $3.9, respectively	183.6	112.5
Inventories — net	186.4	190.6
Prepaids and other current assets	28.2	32.2
Total current assets	528.9	440.5
Property, plant and equipment — net	127.5	116.3
Operating lease right-of-use assets	39.9	—
Goodwill	933.1	935.6
Other intangible assets — net	507.7	549.4
Other non-current assets	28.2	33.2
Total assets	$2,165.3	$2,075.0
Liabilities and equity
Current liabilities:
Trade accounts payable	$104.4	$151.0
Accrued expenses and other liabilities	192.4	183.7
Short-term borrowings and current portion of finance leases	1.2	16.1
Product warranties	33.3	27.9
Total current liabilities	331.3	378.7
Long-term debt and finance leases	1,403.1	1,321.8
Deferred income taxes	81.9	104.3
Pension and postretirement health liabilities	32.8	39.2
Operating lease liabilities	29.1	—
Other long-term liabilities	34.1	44.6
Total non-current liabilities	1,581.0	1,509.9
Commitments and contingencies (Note 13)
Total equity:
Common stock ($0.01 par value, 300,000,000 shares authorized, 141,213,995 shares and 140,252,693 shares issued and outstanding as of December 31, 2019 and 2018, respectively)	1.4	1.4
Additional paid-in capital (deficit)	(31.0)	(41.5)
Retained earnings	324.5	268.4
Accumulated other comprehensive loss	(41.5)	(41.6)
Treasury stock, at cost, 58,935 shares and 53,308 shares, as of December 31, 2019 and 2018, respectively	(0.4)	(0.3)
Total equity	253.0	186.4
Total liabilities and equity	$2,165.3	$2,075.0

Welbilt Reports 2019 Fourth Quarter Operating Results

WELBILT, INC.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net earnings	$55.9	$78.2
Adjustments to reconcile net earnings to cash used in operating activities:
Depreciation expense	21.3	18.0
Amortization of intangible assets	39.8	37.0
Amortization of debt issuance costs	4.7	5.5
Loss on extinguishment of debt	—	2.7
Deferred income taxes	(19.8)	(12.4)
Stock-based compensation expense	7.3	7.0
Loss (gain) from disposal of assets — net	0.7	(0.4)
Pension settlement	1.2	2.4
(Gain) loss on remeasurement of debt and other realized foreign currency derivative	(0.6)	23.4
Changes in operating assets and liabilities, excluding the effects of the business acquisition:
Accounts receivable	(351.4)	(590.4)
Inventories	5.0	(25.5)
Other assets	13.4	(9.3)
Trade accounts payable	(46.8)	39.3
Other current and long-term liabilities	(0.4)	(24.0)
Net cash used in operating activities	(269.7)	(448.5)
Cash flows from investing activities
Cash receipts on beneficial interest in sold receivables	280.7	576.4
Capital expenditures	(33.9)	(21.4)
Acquisition of intangible assets	—	(2.8)
Purchase of short-term investment	—	(35.0)
Proceeds from maturity of short-term investment	32.0	20.7
Business acquisition, net of cash acquired	—	(215.6)
Settlement of foreign exchange contract	—	(10.0)
Other	1.1	1.2
Net cash provided by investing activities	279.9	313.5
Cash flows from financing activities
Proceeds from long-term debt	410.0	475.5
Repayments on long-term debt and finance leases	(348.4)	(383.2)
Debt issuance costs	—	(6.8)
Proceeds from short-term borrowings	—	30.0
Repayment of short-term borrowings	(15.0)	(15.0)
Payment of contingent consideration	(0.8)	(1.4)
Exercises of stock options	3.2	6.2
Payments on tax withholdings for equity awards	(2.4)	(3.0)
Net cash provided by financing activities	46.6	102.3
Effect of exchange rate changes on cash	0.7	(2.9)
Net increase (decrease) in cash and cash equivalents and restricted cash	57.5	(35.6)
Balance at beginning of period	73.2	108.8
Balance at end of period	$130.7	$73.2

(Continued)

Welbilt Reports 2019 Fourth Quarter Operating Results

WELBILT, INC.
Consolidated Statements of Cash Flows (Continued)
(In millions)

	Year Ended December 31,
	2019	2018
Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	$36.0	$47.0
Cash paid for interest, net of related hedge settlements	$79.0	$94.6

Supplemental disclosures of non-cash activities:
Non-cash investing activity: Beneficial interest obtained in exchange for securitized receivables	$238.6	$744.7
Non-cash financing activity: Reassessments and modifications of right-of-use assets and lease liabilities and assets obtained through leasing arrangements	$14.9	$0.9

Welbilt Reports 2019 Fourth Quarter Operating Results

Business Segments

(in millions, except percentage data)	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net sales:
Americas	$279.2	$297.2	$1,208.4	$1,228.4
EMEA	91.4	106.3	392.7	385.1
APAC	73.0	67.2	252.3	229.1
Elimination of intersegment sales	(61.8)	(64.6)	(259.5)	(252.5)
Total net sales	$381.8	$406.1	$1,593.9	$1,590.1

Segment Adjusted Operating EBITDA:
Americas	$49.6	$55.0	$222.9	$233.1
EMEA	15.7	25.6	71.0	78.4
APAC	14.3	9.8	41.0	31.2
Total Segment Adjusted Operating EBITDA	79.6	90.4	334.9	342.7
Corporate and unallocated expenses	(8.4)	(17.7)	(48.7)	(52.5)
Amortization expense	(11.0)	(9.8)	(39.8)	(37.0)
Depreciation expense	(4.9)	(4.8)	(21.1)	(18.0)
Transaction costs (1)	(0.2)	(0.4)	(1.1)	(7.1)
Other items (2)	(3.7)	(5.6)	(4.5)	(5.6)
Transformation Program expense (3)	(9.5)	—	(35.3)	—
Separation expense	—	—	—	(0.1)
Restructuring activities (4)	(4.0)	(0.3)	(9.8)	(6.0)
(Loss) gain from disposal of assets — net	(0.5)	0.1	(0.7)	0.4
Earnings from operations	37.4	51.9	173.9	216.8
Interest expense	(21.7)	(22.3)	(92.6)	(89.0)
Loss on modification or extinguishment of debt	—	(9.0)	—	(9.0)
Other (income) expense - net	5.9	(1.1)	(5.6)	(29.8)
Earnings before income taxes	$21.6	$19.5	$75.7	$89.0
(1) Transaction costs are associated with acquisition-related transaction and integration activities. Transaction costs recorded in "Cost of sales" include a $(0.1) million and $0.1 million related to inventory fair value purchase accounting adjustments for the three months and year ended December 31, 2019, respectively, and $1.9 million for the year ended December 31, 2018. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.3 million and $1.0 million for the three months and year ended December 31, 2019, respectively, and $0.4 million and $5.2 million for the three months and year ended December 31, 2018, respectively.

(2) Other items are costs which are not representative of our operational performance. For the three months and year ended December 31, 2019, the amount includes certain costs related to concluded litigation and other professional fees of $3.7 million and $4.5 million, respectively, which are included in "Selling, general and administrative expenses" in our Consolidated Statements of Operations. For the three months and year ended December 31, 2018, these costs include a $3.7 million loss on misappropriation of funds within our newly acquired Crem business, $1.3 million of costs associated with the restatement of previously issued consolidated financial statements in our Annual Report on Form 10-K/A for the year ended December 31, 2017 and $0.6 million of costs associated with other professional services. Each of these costs has been recorded in "Selling, general and administrative expenses" for the three months and year ended December 31, 2018.

(3) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program. For the three months and year ended December 31, 2019, $0.7 million and $2.0 million of these expenses are included in "Cost of sales", respectively and $8.8 million and $33.3 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.

(4) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization of our cost structure. For the year ended December 31, 2019, these costs include inventory write-down and accelerated depreciation related to a plant consolidation of one of our manufacturing facilities of $0.4 million included in "Cost of sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2019 these costs include severance related costs of $4.0 million and $9.4 million, respectively. For the three months and year ended December 31, 2018, we incurred severance related costs of $0.3 million and $6.0 million, respectively. Severance and related costs are included in "Restructuring expense" in the Consolidated Statements of Operations.

Welbilt Reports 2019 Fourth Quarter Operating Results

(in millions, except percentage data)	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Adjusted Operating EBITDA % by segment (5):
Americas	17.8%	18.5%	18.4%	19.0%
EMEA	17.2%	24.1%	18.1%	20.4%
APAC	19.6%	14.6%	16.3%	13.6%
(5) Adjusted Operating EBITDA % is calculated by dividing Adjusted Operating EBITDA by net sales for each respective segment.

Net sales by geographic area (6):
United States	$224.7	$241.7	$991.8	$995.0
Other Americas	25.4	26.7	97.8	112.0
EMEA	70.8	82.2	308.9	300.7
APAC	60.9	55.5	195.4	182.4
Total net sales by geographic area	$381.8	$406.1	$1,593.9	$1,590.1
(6) Net sales in the section above are attributed to geographic regions based on location of customer.

Welbilt Reports 2019 Fourth Quarter Operating Results

NON-GAAP FINANCIAL MEASURES

In this release, we use certain non-GAAP financial measures discussed below to evaluate our results of operations, financial condition and liquidity. We believe that the presentation of these non-GAAP financial measures, when viewed as a supplement to our results prepared in accordance with U.S. GAAP, provides useful information to investors in evaluating the ongoing performance of our operating businesses, provides greater transparency into our results of operations and is consistent with how management evaluates operating performance and liquidity. In addition, these non-GAAP measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to similar data we make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net earnings, earnings from operations, net cash used in operating activities, net sales or any other measures derived in accordance with U.S. GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for financial measures presented in accordance with U.S. GAAP. The presentation of our non-GAAP financial measures may change from time to time, including as a result of changed business conditions, new accounting rules or otherwise. Further, our use of these terms may vary from the use of similarly-titled measures by other companies due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We do not provide reconciliations of our forward-looking Adjusted Operating EBITDA margin and Adjusted Diluted Net Earnings Per Share guidance, which are presented on a non-GAAP basis, to the most directly comparable GAAP financial measure because the combined impact and timing of certain potential charges or gains is inherently uncertain, outside of our control and difficult to predict. Accordingly, we cannot provide reconciliations without unreasonable effort and are unable to determine the probable significance of the unavailable information.

Free Cash Flow

In this release, we refer to Free Cash Flow, a non-GAAP measure, as our net cash provided by or used in operating activities less capital expenditures plus cash receipts on our beneficial interest in sold receivables and the related impact of terminating our accounts receivable securitization program during the first quarter of 2019. We believe this non-GAAP financial measure is useful to investors in measuring our ability to generate cash internally to fund our debt repayments, acquisitions, dividends and share repurchases, if any. Free Cash Flow reconciles to net cash used in operating activities presented in our Consolidated Statements of Cash Flows presented in accordance with U.S. GAAP as follows:

(in millions)	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$50.8	$(68.5)	$(269.7)	$(448.5)
Capital expenditures	(16.5)	(7.4)	(33.9)	(21.4)
Cash receipts on beneficial interest in sold receivables	—	156.2	280.7	576.4
Termination of accounts receivable securitization program (1)	—	—	96.9	—
Free Cash Flow	$34.3	$80.3	$74.0	$106.5
(1) Represents the increase in accounts receivable resulting from the termination of the accounts receivable securitization program during the first quarter of 2019, which is reflected in "Cash Flows from Operating Activities" in the Consolidated Statements of Cash Flows.

Welbilt Reports 2019 Fourth Quarter Operating Results

Adjusted Operating EBITDA

In addition to analyzing our operating results on a U.S. GAAP basis, management also reviews our results on an "Adjusted Operating EBITDA" basis. Adjusted Operating EBITDA is defined as net earnings before income taxes, other income or expense, loss on modification or extinguishment of debt, interest, gain or loss from impairment or disposal of assets, restructuring activities, separation expense, amortization and depreciation expense, Transformation Program expense, acquisition-related transaction and integration costs and certain other items. Management uses Adjusted Operating EBITDA as the basis on which we evaluate our financial performance and make resource allocations and other operating decisions. Management considers it important that investors review the same operating information used by management.

The Company's Adjusted Operating EBITDA reconciles to net earnings as presented in the Consolidated Statements of Operations in accordance with U.S. GAAP as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net earnings	$18.4	$27.0	$55.9	$78.2
Income taxes	3.2	(7.5)	19.8	10.8
Other (income) expense - net	(5.9)	1.1	5.6	29.8
Loss on modification or extinguishment of debt	—	9.0	—	9.0
Interest expense	21.7	22.3	92.6	89.0
Earnings from operations	37.4	51.9	173.9	216.8
Loss (gain) from disposal of assets — net	0.5	(0.1)	0.7	(0.4)
Restructuring activities (1)	4.0	0.3	9.8	6.0
Separation expense	—	—	—	0.1
Amortization expense	11.0	9.8	39.8	37.0
Depreciation expense	4.9	4.8	21.1	18.0
Transformation Program expense (2)	9.5	—	35.3	—
Transaction costs (3)	0.2	0.4	1.1	7.1
Other items (4)	3.7	5.6	4.5	5.6
Total Adjusted Operating EBITDA	$71.2	$72.7	$286.2	$290.2

Adjusted Operating EBITDA margin (5)	18.6%	17.9%	18.0%	18.3%
(1) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization our cost structure. For the year ended December 31, 2019, these costs include inventory write-down and accelerated depreciation related to a plant consolidation of one of our manufacturing facilities of $0.4 million included in "Cost of sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2019 these costs include severance related costs of $4.0 million and $9.4 million of net severance related costs, respectively. Comparatively, for the three months and year ended December 31, 2018, we incurred severance related costs of $0.3 million and $6.0 million, respectively. Severance and related costs are included in "Restructuring expense" in the Consolidated Statements of Operations.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program. For the three months and year ended December 31, 2019, $0.7 million and $2.0 million of these expenses are included in "Cost of sales", respectively and $8.8 million and $33.3 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(3) Transaction costs are associated with acquisition-related transaction and integration activities. Transaction costs recorded in "Cost of sales" include a $(0.1) million and $0.1 million related to inventory fair value purchase accounting adjustments for the three months and year ended December 31, 2019, respectively, and $1.9 million for the year ended December 31, 2018. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.3 million and $1.0 million for the three months and year ended December 31, 2019, respectively, and $0.4 million and $5.2 million for the three months and year ended December 31, 2018, respectively.
(4) Other items are costs which are not representative of our operational performance. For the three months and year ended December 31, 2019, the amount includes certain costs related to concluded litigation and other professional fees of $3.7 million and $4.5 million, respectively, which are included in "Selling, general and administrative expenses" in our Consolidated Statements of Operations. For the three months and year ended December 31, 2018, these costs include a $3.7 million loss on misappropriation of funds within our newly acquired Crem business, $1.3 million of costs associated with the restatement of previously issued consolidated financial statements in our Annual Report on Form 10-K/A for the year ended December 31, 2017 and $0.6 million of costs associated with other professional services. Each of these costs has been recorded in "Selling, general and administrative expenses" for the three months and year ended December 31, 2018.
(5) Adjusted Operating EBITDA margin in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales.

Welbilt Reports 2019 Fourth Quarter Operating Results

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share

We define Adjusted Net Earnings as net earnings before the impact of certain items, such as loss on modification or extinguishment of debt, gain or loss from impairment or disposal of assets, restructuring activities, separation expense, Transformation Program expense, acquisition-related transaction and integration costs, certain other items, expenses associated with pension settlements, foreign currency transaction gain or loss, the Tax Cuts and Jobs Act (the "Tax Act") and the tax effect of the aforementioned adjustments, as applicable. Adjusted Diluted Net Earnings Per Share for each period represents Adjusted Net Earnings while giving effect to all potentially dilutive shares of common stock that were outstanding during the period. We believe these measures are useful to investors in assessing the ongoing performance of our underlying businesses before the impact of certain items.

The following tables present Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share reconciled to net earnings and diluted net earnings per share, respectively, presented in accordance with U.S. GAAP:

(in millions, except share data)	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net earnings	$18.4	$27.0	$55.9	$78.2
Loss on modification or extinguishment of debt	—	9.0	—	9.0
Loss (gain) from disposal of assets — net	0.5	(0.1)	0.7	(0.4)
Restructuring activities (1)	4.0	0.3	9.8	6.0
Separation expense	—	—	—	0.1
Transformation Program expense (2)	9.5	—	35.3	—
Transaction costs (3)	0.2	0.4	1.1	17.1
Other items (4)	3.7	5.6	4.5	5.6
Pension settlement (5)	—	2.4	1.2	2.4
Foreign currency transaction loss (6)	(5.8)	(3.3)	0.7	10.1
Tax Act	—	(12.6)	—	(10.0)
Tax effect of adjustments (7)	(3.4)	(3.3)	(12.9)	(7.6)
Total Adjusted Net Earnings	$27.1	$25.4	$96.3	$110.5

Per Share Basis
Diluted net earnings	$0.13	$0.19	$0.39	$0.55
Loss on modification or extinguishment of debt	—	0.06	—	0.06
Loss (gain) from disposal of assets — net	—	—	0.01	—
Restructuring activities (1)	0.03	—	0.07	0.04
Transformation Program expense (2)	0.07	—	0.25	—
Transaction costs (3)	—	—	0.01	0.12
Other items (4)	0.02	0.04	0.03	0.04
Pension settlement (5)	—	0.02	0.01	0.02
Foreign currency transaction loss (6)	(0.04)	(0.02)	—	0.07
Tax Act	—	(0.09)	—	(0.07)
Tax effect of adjustments (7)	(0.02)	(0.02)	(0.09)	(0.05)
Total Adjusted Diluted Net Earnings	$0.19	$0.18	$0.68	$0.78
(1) Restructuring activities include costs associated with actions to improve operating efficiencies and rationalization our cost structure. For the year ended December 31, 2019, these costs include inventory write-down and accelerated depreciation related to a plant consolidation of one of our manufacturing facilities of $0.4 million included in "Cost of sales" in the Consolidated Statements of Operations. For the three months and year ended December 31, 2019 these costs include severance related costs of $4.0 million and $9.4 million of net severance related costs, respectively. Comparatively, for the three months and year ended December 31, 2018, we incurred severance related costs of $0.3 million and $6.0 million, respectively. Severance and related costs are included in "Restructuring expense" in the Consolidated Statements of Operations.
(2) Transformation Program expense includes consulting and other costs associated with executing our Transformation Program. For the three months and year ended December 31, 2019, $0.7 million and $2.0 million of these expenses are included in "Cost of sales", respectively and $8.8 million and $33.3 million, respectively, are included in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.

Welbilt Reports 2019 Fourth Quarter Operating Results

(3) Transaction costs are associated with acquisition-related transaction and integration activities. Transaction costs recorded in "Cost of sales" include a $(0.1) million and $0.1 million related to inventory fair value purchase accounting adjustments for the three months and year ended December 31, 2019, respectively, and $1.9 million for the year ended December 31, 2018. Professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" were $0.3 million and $1.0 million for the three months and year ended December 31, 2019, respectively, and $0.4 million and $5.2 million for the three months and year ended December 31, 2018, respectively. Transaction costs also included losses of $10.0 million related to a foreign currency hedge of the acquisition purchase price for Crem recorded in "Other expense-net" for the year ended December 31, 2018.
(4) Other items are costs which are not representative of our operational performance. For the three months and year ended December 31, 2019, the amount includes certain costs related to concluded litigation and other professional fees of $3.7 million and $4.5 million, respectively, which are included in "Selling, general and administrative expenses" in our Consolidated Statements of Operations. For the three months and year ended December 31, 2018, these costs include a $3.7 million loss on misappropriation of funds within our newly acquired Crem business, $1.3 million of costs associated with the restatement of previously issued consolidated financial statements in our Annual Report on Form 10-K/A for the year ended December 31, 2017 and $0.6 million of costs associated with other professional services. Each of these costs has been recorded in "Selling, general and administrative expenses" for the three months and year ended December 31, 2018.
(5) Pension settlement represents a non-cash pension settlement loss of $1.2 million incurred during the year ended December 31, 2019, resulting from the settlement of a portion of our United Kingdom pension obligations and a non-cash pension settlement loss of $2.4 million incurred during the three months and year ended December 31, 2018, resulting from the purchase of a group annuity contract using assets from the U.S. pension plan to unconditionally transfer the legal obligation and risk to provide future benefit payments to the insurer.
(6) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign currency exchange contracts not designated as hedging instruments for accounting purposes.
(7) The tax effect of adjustments is determined using the statutory tax rates for the countries comprising such adjustments.

Third-party Net Sales and Organic Net Sales

In this release, we define Third-party Net Sales as net sales for the segment excluding intersegment sales and Organic Net Sales as net sales before the impacts of acquisitions and foreign currency translations during the period. We believe the Third-party Net Sales and Organic Net Sales measures are useful to investors in assessing the ongoing performance of our underlying businesses. The change in third-party Net Sales and Organic Net Sales reconcile to the change in net sales presented in accordance with U.S. GAAP as follows:

	For the Three Months Ended December 31, 2019 vs. 2018
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	(5.4)%	(14.9)%	7.7%	(5.5)%
Impact from acquisition	—%	—%	—%	—%
Impact of foreign currency translation(1)	—%	(2.1)%	(0.5)%	(0.5)%
Third-party Net Sales	(5.4)%	(17.0)%	7.2%	(6.0)%

	For the Years Ended December 31, 2019 vs. 2018
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	(1.2)%	0.8%	6.3%	0.1%
Impact from acquisition	—%	6.2%	2.6%	1.5%
Impact of foreign currency translation(1)	(0.2)%	(5.1)%	(1.8)%	(1.4)%
Third-party Net Sales	(1.4)%	1.9%	7.1%	0.2%
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.

Welbilt Reports 2019 Fourth Quarter Operating Results

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Consolidated:
Net sales	$443.6	$470.7	$1,853.4	$1,842.6
Less: Intersegment sales	(61.8)	(64.6)	(259.5)	(252.5)
Net sales (as reported)	381.8	406.1	1,593.9	1,590.1
Less: Crem acquisition	—	—	(24.0)	—
Organic third-party net sales	381.8	406.1	1,569.9	1,590.1
Impact of foreign currency translation(1)	2.0	—	21.9	—
Organic net sales	$383.8	$406.1	$1,591.8	$1,590.1

Americas:
Net sales	$279.2	$297.2	$1,208.4	$1,228.4
Less: Intersegment sales	(32.1)	(36.0)	(133.1)	(137.5)
Third-party net sales	247.1	261.2	1,075.3	1,090.9
Impact of foreign currency translation(1)	(0.1)	—	2.8	—
Total Americas organic net sales	$247.0	$261.2	$1,078.1	$1,090.9

EMEA:
Net sales	$91.4	$106.3	$392.7	$385.1
Less: Intersegment sales	(20.4)	(20.8)	(79.5)	(77.7)
Third-party net sales	71.0	85.5	313.2	307.4
Less: Crem acquisition	—	—	(19.0)	—
Organic third-party net sales	71.0	85.5	294.2	307.4
Impact of foreign currency translation(1)	1.8	—	15.7	—
Total EMEA organic net sales	72.8	$85.5	$309.9	$307.4

APAC:
Net sales	$73.0	$67.2	$252.3	$229.1
Less: Intersegment sales	(9.3)	(7.8)	(46.9)	(37.3)
Third-party net sales	63.7	59.4	205.4	191.8
Less: Crem acquisition	—	—	(5.0)	—
Organic third-party net sales	63.7	59.4	200.4	191.8
Impact of foreign currency translation(1)	0.3	—	3.4	—
Total APAC organic net sales	$64.0	$59.4	$203.8	$191.8
(1) The impact from foreign currency translation is calculated by translating current period activity at the weighted average prior period rates.